Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 8, 2024 (except Note 2, as to which the date is April 22, 2024), in the Registration Statement on Form F-1 and the related prospectus of Viking Holdings Ltd for the registration of its ordinary shares.

/s/ Ernst & Young AS

Oslo, Norway

April 22, 2024